Exhibit 99

Pfizer Reports First-Quarter 2012 Results

  First-Quarter 2012 Revenues of $15.4 Billion
  First-Quarter 2012 Adjusted Diluted EPS(1) of $0.58, Reported Diluted EPS(2) of $0.24
  Updates 2012 Revenues and Adjusted(1) Financial Guidance to Reflect the Decision to Divest the Nutrition Business(3)
  Repurchased $1.7 Billion of Common Stock in First-Quarter 2012; Continues to Expect to Repurchase Approximately $5 Billion of Common Stock in 2012

NEW YORK--(BUSINESS WIRE)--May 1, 2012--Pfizer Inc. (NYSE: PFE):

($ in millions, except per share amounts)

	First-Quarter
	2012	2011(4)	Change
Reported Revenues	$15,405	$16,502	(7%)
Adjusted Income(1)	4,432	4,808	(8%)
Adjusted Diluted EPS(1)	0.58	0.60	(3%)
Reported Net Income(2)	1,794	2,222	(19%)
Reported Diluted EPS(2)	0.24	0.28	(14%)

See end of text prior to tables for notes.

Pfizer Inc. (NYSE: PFE) today reported financial results for first-quarter 2012. First-quarter 2012 revenues were $15.4 billion, a decrease of 7% compared with $16.5 billion in the year-ago quarter, which reflects an operational decline of $1.0 billion, or 6%, and the unfavorable impact of foreign exchange of $57 million, or less than 1%.

For first-quarter 2012, U.S. revenues were $6.0 billion, a decrease of 15% compared with the year-ago quarter, primarily as a result of the U.S. loss of exclusivity of Lipitor on November 30, 2011. International revenues were $9.5 billion, consistent with the prior-year quarter, which reflects 1% operational growth and a 1% unfavorable impact of foreign exchange. U.S. revenues represented 39% of total revenues in first-quarter 2012 compared with 43% in the year-ago quarter, while international revenues represented 61% of total revenues in first-quarter 2012 compared with 57% in the year-ago quarter.

Financial Performance(5)
	First-Quarter Revenues
($ in millions) Favorable/(Unfavorable)	2012	2011	Change	Foreign Exchange	Operational

Primary Care	$4,097	$5,441	(25%)	--	(25%)
Specialty Care	3,580	3,927	(9%)	--	(9%)
Established Products	2,801	2,367	18%	1%	17%
Emerging Markets	2,299	2,178	6%	(3%)	9%
Oncology	288	311	(7%)	--	(7%)
Biopharmaceutical	13,065	14,224	(8%)	--	(8%)

Animal Health	1,026	982	4%	(2%)	6%
Consumer Healthcare	735	745	(1%)	--	(1%)
Nutrition(3)	513	470	9%	1%	8%
Other(6)	66	81	(19%)	--	(19%)

Total	$15,405	$16,502	(7%)	(1%)	(6%)

See end of text prior to tables for notes.

Business Highlights

Primary Care unit revenues decreased 25% in comparison with the same period last year, primarily due to the loss of exclusivity of Lipitor in the U.S. in November 2011 and the resulting shift in the reporting of U.S. Lipitor revenues to the Established Products unit beginning January 1, 2012. U.S. branded Lipitor revenues, as reported by the Established Products unit, decreased to $383 million, or 71%, from $1.3 billion reported by the Primary Care unit in first-quarter 2011. Collectively, the decline in revenues for Lipitor in the U.S. and for certain other Primary Care unit products that lost exclusivity in various markets in 2011, as well as the resulting shift in the reporting of such product revenues to the Established Products unit, reduced Primary Care unit revenues by $1.5 billion, or 28%, in comparison with first-quarter 2011. The impact of these declines was partially offset by the strong growth of Lyrica, most notably in Japan, in addition to the solid performance of Celebrex and Premarin.

Specialty Care unit revenues declined 9% in comparison with first-quarter 2011. Revenues were positively impacted by the growth of Enbrel as well as the Prevenar franchise in Japan and Australia, while U.S. and developed Europe Prevnar 13/Prevenar 13 revenues were lower than in the prior-year quarter primarily because most patients eligible to receive the pediatric catch-up dose have already been vaccinated. Prevnar 13 U.S. revenues were also impacted by a lower birth cohort compared with the same quarter last year. Additionally, Specialty Care unit revenues were negatively impacted by the losses of exclusivity of Vfend and Xalatan in the U.S. in February and March 2011, respectively, and the resulting shift in the reporting of Vfend and Xalatan U.S. revenues to the Established Products unit beginning January 1, 2012, as well as the loss of exclusivity of Geodon in the U.S. in March 2012. Collectively, these developments relating to Vfend, Xalatan and Geodon and the impact of other Specialty Care unit products that lost exclusivity in various markets in 2011 reduced Specialty Care unit revenues by $264 million, or 7%, in comparison with first-quarter 2011.

Established Products unit revenues increased 17% operationally in comparison with the prior-year period, primarily driven by recent launches of generic versions of certain Pfizer branded primary care and specialty care products as well as $383 million of U.S. branded Lipitor revenues. Additionally, revenues were positively impacted by our agreement granting Watson Pharmaceuticals, Inc. the exclusive right to sell the authorized generic version of Lipitor in the U.S. First-quarter 2012 revenues were negatively impacted in comparison with first-quarter 2011 by the entry of multi-source generic competition in the U.S. for donepezil (Aricept) in May 2011. Total revenues from established products in both the Established Products and Emerging Markets units were $3.8 billion, with $965 million generated in emerging markets.

Emerging Markets unit revenues grew 9% operationally in comparison with first-quarter 2011, primarily due to continued volume growth across the product portfolio, primarily in China, Russia and Mexico, as a result of more focused, targeted promotional efforts for key products. This growth was partially offset by the negative impact of increased pricing pressures and changes in the timing of government purchases in Turkey.

Animal Health unit revenues increased 6% operationally in comparison with the same quarter last year, primarily due to the full-quarter impact of legacy King product revenues in first-quarter 2012 compared with the partial-quarter impact in first-quarter 2011, as well as solid performances in both the global livestock and companion animal portfolios. Consumer Healthcare unit revenues declined 1% in comparison with first-quarter 2011, primarily due to the impact of a less severe cold/flu season and the restocking of Centrum in Europe in the prior-year quarter after the temporary voluntary withdrawal of that product in Europe in third-quarter 2010. Nutrition unit revenues increased 8% operationally in comparison with the same quarter last year, driven by the continued benefits from successful new product launches, increased promotional activities and overall strength in key markets, most notably China.

Adjusted Expenses(1), Adjusted Income(1) and Adjusted Diluted EPS(1) Highlights
	First-Quarter Costs and Expenses
($ in millions) (Favorable)/Unfavorable	2012	2011	Change	Foreign Exchange	Operational

Adjusted Cost of Sales(1)	$2,885	$3,092	(7%)	(5%)	(2%)
As a Percent of Revenues	18.7%	18.7%	N/A	N/A	N/A
Adjusted SI&A Expenses(1)	4,111	4,501	(9%)	--	(9%)
Adjusted R&D Expenses(1)	1,755	2,017	(13%)	--	(13%)

Adjusted Total Costs(7)	$8,751	$9,610	(9%)	(2%)	(7%)

See end of text prior to tables for notes.

Adjusted total costs(7) were $8.8 billion in first-quarter 2012, a decrease of 9% compared with $9.6 billion in first-quarter 2011. Excluding the favorable impact of foreign exchange of $163 million, or 2%, adjusted total costs(7) decreased 7%, primarily reflecting the benefits of cost-reduction and productivity initiatives. Savings in adjusted R&D expenses(1) were generated in first-quarter 2012 by the discontinuation of certain therapeutic areas and R&D programs in connection with our previously announced initiatives. Savings in adjusted SI&A expenses(1) were achieved by a reduction in the field force and a decrease in promotional spending, both partially in response to product losses of exclusivity, as well as by more streamlined corporate support functions. Adjusted cost of sales(1) as a percent of revenues was favorably impacted by foreign exchange and unfavorably impacted by a shift in geographic and business mix.

In first-quarter 2012, the effective tax rate on adjusted income(1) was 29.1% compared with 27.9% in first-quarter 2011. The increase was primarily due to the change in the jurisdictional mix of earnings and the impact of the expiration of the U.S. research and development tax credit.

The diluted weighted-average shares outstanding for first-quarter 2012 were 7.6 billion shares, a reduction of approximately 437 million shares compared with first-quarter 2011. This decline was primarily due to the Company’s ongoing share-repurchase program.

As a result of the aforementioned factors, first-quarter 2012 adjusted income(1) was $4.4 billion, a decrease of 8% compared with $4.8 billion in the year-ago quarter, and adjusted diluted EPS(1) was $0.58, a decrease of 3% compared with $0.60 in first-quarter 2011.

Reported Net Income(2) and Reported Diluted EPS(2) Highlights

In addition to the aforementioned factors, first-quarter 2012 reported earnings in comparison with the same period in 2011 were favorably impacted by lower purchase accounting adjustments and lower acquisition-related costs. First-quarter 2012 reported earnings were unfavorably impacted by higher implementation costs related to our cost-reduction and productivity initiatives, higher charges related to certain legal matters and higher impairment charges related to certain intangible assets acquired primarily in connection with the Wyeth acquisition.

The effective tax rate on reported results was 29.4% in first-quarter 2012 compared with 28.7% in first-quarter 2011. The increase was primarily due to the change in the jurisdictional mix of earnings and the impact of the expiration of the U.S. research and development tax credit.

As a result of all these factors, first-quarter 2012 reported net income(2) was $1.8 billion, a decrease of 19% compared with $2.2 billion in the prior-year quarter, and reported diluted EPS(2) was $0.24, a decrease of 14% compared with $0.28 in first-quarter 2011.

Executive Commentary

Ian Read, Chairman and Chief Executive Officer, stated, “I am pleased with our first-quarter 2012 financial performance, which was driven primarily by growth in certain brands including Celebrex, Enbrel and Lyrica, growth in key geographies such as China, as well as our continued ability to realize cost savings and efficiently allocate our shareholders’ capital. These and various other factors have mitigated the negative financial impact of product losses of exclusivity of approximately $1.3 billion compared with the year-ago quarter, including Lipitor in the U.S., and have enabled us to generate adjusted diluted EPS(1) that is nearly comparable to the year-ago period.”

“Regarding our key imperative to improve the performance of our innovative core, notable progress continues as we launched the Prevnar 13/Prevenar 13 vaccine for adults in the U.S. and EU and Inlyta for advanced renal cell carcinoma in the U.S., while regulatory submissions for Eliquis, tofacitinib and bosutinib are under review in key markets, with regulatory action for each anticipated in 2012. In addition, we look forward to receiving phase three clinical data for bapineuzumab for Alzheimer’s disease in mid-2012. I also remain encouraged by the emerging profiles of our next wave of innovative pipeline candidates which are in phase two or early phase three studies in areas such as oncology, vaccines, hyperlipidemia and pain.”

“I also am pleased with the recently announced agreement to sell our Nutrition business to Nestlé for $11.85 billion. This is a significant milestone that I believe will unlock the trapped value of this successful business and create greater return for our shareholders. We currently expect to allocate the after-tax proceeds to further share repurchases, and will regularly assess additional uses of proceeds, with share repurchases remaining the case to beat. Further, we remain committed to continuing to generate attractive returns for our shareholders by delivering novel therapies in high-need disease areas, maximizing the value of our Animal Health business, efficiently allocating capital and rigorously managing our operating expenses,” concluded Mr. Read.

Frank D’Amelio, Chief Financial Officer, stated, “We are updating our 2012 revenues and adjusted(1) financial guidance to reflect our decision to sell the Nutrition business. We remain on-track to finalize a strategic decision for our Animal Health business this year and continue to expect that any separation of that business will occur between July 2012 and July 2013. Further, this quarter we continued to prudently allocate our capital by returning over $3.3 billion to our shareholders in first-quarter 2012, through $1.6 billion in dividends and $1.7 billion from the repurchase of 77 million shares.”

2012 Financial Guidance(8)

For full-year 2012, Pfizer’s financial guidance, at current exchange rates(9), is summarized below. Beginning second-quarter 2012, the Nutrition business will be presented as a discontinued operation in the consolidated statements of income for all periods presented on a retroactive basis. In addition to the aforementioned updates to the revenues and adjusted(1) financial guidance to reflect the decision to divest the Nutrition business, the guidance range for Reported Diluted EPS(2) decreased to a range of $1.23 to $1.38 from a range of $1.37 to $1.52, primarily reflecting additional expenses related to certain legal matters and certain asset impairment charges.

Reported Revenues	$58.0 to $60.0 billion (previously $60.5 to $62.5 billion)
Adjusted Cost of Sales(1) as a Percentage of Revenues	19.5% to 20.5% (previously 20.5% to 21.5%)
Adjusted SI&A Expenses(1)	$16.3 to $17.3 billion (previously $17.0 to $18.0 billion)
Adjusted R&D Expenses(1)	$6.5 to $7.0 billion
Adjusted Other (Income)/Deductions(1)	Approximately $1.0 billion
Effective Tax Rate on Adjusted Income(1)	Approximately 29%
Reported Diluted EPS(2)	$1.23 to $1.38 (previously $1.37 to $1.52)
Adjusted Diluted EPS(1)	$2.14 to $2.24 (previously $2.20 to $2.30)
Operating Cash Flow	Approximately $19.0 billion

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1) "Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported net income(2) and its components and reported diluted EPS(2) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-K for the year ended December 31, 2011, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of first-quarter 2012 and 2011 adjusted income and its components and adjusted diluted EPS to reported net income(2) and its components and reported diluted EPS(2), as well as reconciliations of full-year 2012 guidance for adjusted income and adjusted diluted EPS to full-year 2012 guidance for reported net income(2) and reported diluted EPS(2), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. generally accepted accounting principles (GAAP) net income and its components and diluted EPS.

(2) “Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(3) On April 23, 2012, Pfizer announced that it entered into an agreement to sell the Nutrition business to Nestlé. The transaction is expected to close by the first half of 2013, assuming the receipt of the required regulatory clearances and the satisfaction of other closing conditions. As a result of Pfizer’s decision to divest this business, the Nutrition business will be presented as a discontinued operation in the consolidated statements of income for all periods presented on a retroactive basis beginning second-quarter 2012. Therefore, all revenues and expenses related to the Nutrition business will be presented in a single line, Discontinued operations - net of tax.

(4) In first-quarter 2011, the results from the Capsugel(10) business are reflected in a single line, Discontinued operations - net of tax. Additionally, due to the acquisition of King Pharmaceuticals, Inc. (King), legacy King operations are reflected in the results beginning January 31, 2011. Therefore, in accordance with Pfizer’s domestic and international reporting periods, the results for first-quarter 2011 reflect approximately two months of King’s U.S. operations and approximately one month of King’s international operations.

(5) See Note 18A to Pfizer’s 2011 consolidated financial statements, which are incorporated by reference in Pfizer’s 2011 Annual Report on Form 10-K, for a description of each business unit as of December 31, 2011.

The revenues for certain products in certain developed markets that were reported in the Primary Care, Specialty Care or Oncology business unit through December 31, 2011 are being reported in the Established Products business unit beginning January 1, 2012 as the result of the loss of exclusivity of those products in those markets during 2011. The most significant changes are as follows:

  Lipitor revenues in the U.S. and Japan, and Caduet revenues in the U.S., which were reported in the Primary Care business unit through December 31, 2011
  Vfend and Xalatan revenues in the U.S., which were reported in the Specialty Care business unit through December 31, 2011
  Aromasin revenues in developed markets in Europe, which were reported in the Oncology business unit through December 31, 2011

(6) Other includes revenues generated primarily from Pfizer CentreSource.

(7) Represents the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(8) The 2012 financial guidance reflects the revenues and expenses related to the Nutrition business as a discontinued operation, but does not include the gain on the pending sale of the Nutrition business. Does not assume the completion of any business-development transactions not completed as of April 1, 2012, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of April 30, 2012.

(9) The current exchange rates assumed in connection with the 2012 financial guidance are a blend of the actual exchange rates in effect during the first three months of 2012 and the mid-April 2012 exchange rates for the remainder of the year.

(10) Capsugel provided capsule products and related services to the pharmaceutical and associated healthcare industries. On August 1, 2011, Pfizer completed the sale of Capsugel to an affiliate of Kohlberg Kravis Roberts & Co. L.P.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per common share data)

		First Quarter		% Incr. /
		2012	2011	(Decr.)
	Revenues	$15,405	$16,502	(7)
	Costs and expenses:
	Cost of sales(b)	2,974	3,693	(19)
	Selling, informational and administrative expenses(b)	4,133	4,503	(8)
	Research and development expenses(b)	2,072	2,091	(1)
	Amortization of intangible assets(c)	1,420	1,376	3
	Restructuring charges and certain acquisition-related costs	596	894	(33)
	Other deductions--net	1,657	827	100
	Income from continuing operations before provision for taxes on income	2,553	3,118	(18)
	Provision for taxes on income	750	894	(16)
	Income from continuing operations	1,803	2,224	(19)
	Discontinued operations--net of tax	-	10	(100)
	Net income before allocation to noncontrolling interests	1,803	2,234	(19)
	Less: net income attributable to noncontrolling interests	9	12	(25)
	Net income attributable to Pfizer Inc.	$1,794	$2,222	(19)
	Earnings per common share - basic:(d)
	Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.24	$0.28	(14)
	Discontinued operations--net of tax	-	-	-
	Net income attributable to Pfizer Inc. common shareholders	$0.24	$0.28	(14)
	Earnings per common share - diluted:(d)
	Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.24	$0.28	(14)
	Discontinued operations--net of tax	-	-	-
	Net income attributable to Pfizer Inc. common shareholders	$0.24	$0.28	(14)
	Weighted-average shares used to calculate earnings per common share:
	Basic	7,537	7,982
	Diluted	7,598	8,035

(a)

The above financial statements present the three-month periods ended April 1, 2012 and April 3, 2011. Subsidiaries operating outside the United States are included for the three-month periods ended February 26, 2012 and February 27, 2011.

On August 1, 2011, we completed the sale of our Capsugel business. The operating results associated with the Capsugel business are classified as Discontinued Operations - net of tax for first-quarter 2011.

On January 31, 2011, we completed a tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. Therefore, in accordance with Pfizer's domestic and international reporting periods, the results for the quarter ended April 3, 2011 reflect approximately two months of King's U.S. operations and approximately one month of King's international operations.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.

	Certain amounts and percentages may reflect rounding adjustments.

	See Supplemental Information that accompanies these materials for additional details.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS(a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Three Months Ended April 1, 2012
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$15,405	$-	$-	$-	$-	$15,405
Costs and expenses:
Cost of sales(b)	2,974	(10)	(79)	-	-	2,885
Selling, informational and administrative expenses(b)	4,133	3	(1)	-	(24)	4,111
Research and development expenses(b)	2,072	(10)	(5)	-	(302)	1,755
Amortization of intangible assets(c)	1,420	(1,352)	-	-	-	68
Restructuring charges and certain acquisition-related costs	596	-	(97)	-	(499)	-
Other (income)/deductions--net	1,657	(90)	-	-	(1,244)	323
Income from continuing operations before provision for taxes on income	2,553	1,459	182	-	2,069	6,263
Provision for taxes on income	750	387	67	-	617	1,821
Income from continuing operations	1,803	1,072	115	-	1,452	4,442
Discontinued operations--net of tax	-	-	-	-	-	-
Net income before allocation to noncontrolling interests	1,803	1,072	115	-	1,452	4,442
Less: net income attributable to noncontrolling interests	9	1	-	-	-	10
Net income attributable to Pfizer Inc.	$1,794	$1,071	$115	$-	$1,452	$4,432
Earnings per common share - diluted:(d)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.24	$0.14	$0.02	$-	$0.19	$0.58
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.24	$0.14	$0.02	$-	$0.19	$0.58

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.

See end of tables for notes.

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS(a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Three Months Ended April 3, 2011
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$16,502	$-	$-	$-	$(2)	$16,500
Costs and expenses:
Cost of sales(b)	3,693	(431)	(172)	-	2	3,092
Selling, informational and administrative expenses(b)	4,503	5	(7)	-	-	4,501
Research and development expenses(b)	2,091	-	(4)	-	(70)	2,017
Amortization of intangible assets(c)	1,376	(1,350)	-	-	-	26
Restructuring charges and certain acquisition-related costs	894	-	(392)	-	(502)	-
Other (income)/deductions--net	827	(9)	-	-	(640)	178
Income from continuing operations before provision for taxes on income	3,118	1,785	575	-	1,208	6,686
Provision for taxes on income	894	442	119	-	411	1,866
Income from continuing operations	2,224	1,343	456	-	797	4,820
Discontinued operations--net of tax	10	-	-	(10)	-	-
Net income before allocation to noncontrolling interests	2,234	1,343	456	(10)	797	4,820
Less: net income attributable to noncontrolling interests	12	-	-	-	-	12
Net income attributable to Pfizer Inc.	$2,222	$1,343	$456	$(10)	$797	$4,808
Earnings per common share - diluted:(d)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.28	$0.17	$0.05	$-	$0.10	$0.60
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.28	$0.17	$0.05	$-	$0.10	$0.60

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.

See end of tables for notes.

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS*
(UNAUDITED)

1)

The financial statements present the three-month periods ended April 1, 2012 and April 3, 2011. Subsidiaries operating outside the United States are included for the three-month periods ended February 26, 2012 and February 27, 2011.

On August 1, 2011, we completed the sale of our Capsugel business. The operating results associated with the Capsugel business are classified as Discontinued operations - net of tax for first-quarter 2011.

On January 31, 2011, we completed a tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. Therefore, in accordance with Pfizer's domestic and international reporting periods, the results for the quarter ended April 3, 2011 reflect approximately two months of King's U.S. operations and approximately one month of King's international operations.

2)	Acquisition-related costs include the following:

			First Quarter
		(millions of dollars)	2012	2011

		Transaction costs(a)	$-	$10
		Integration costs(a)	100	179
		Restructuring charges(a)	(3)	203
		Additional depreciation - asset restructuring(b)	85	183
		Total acquisition-related costs -- pre-tax	182	575
		Income taxes(c)	(67)	(119)
		Total acquisition-related costs -- net of tax	$115	$456

	(a)

Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. The sum of these costs and charges is included in Restructuring charges and certain acquisition-related costs.

	(b)

Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales ($79 million), Selling, informational and administrative expenses ($1 million), and Research and development expenses ($5 million) for the three months ended April 1, 2012. Included in Cost of sales ($172 million), Selling, informational and administrative expenses ($7 million), and Research and development expenses ($4 million) for the three months ended April 3, 2011.

	(c)	Included in Provision for taxes on income.

3)	Certain significant items include the following:
			First Quarter
		(millions of dollars)	2012	2011

		Restructuring charges(a)	$499	$502
		Implementation costs and additional depreciation - asset restructuring(b)	318	70
		Certain legal matters(c)	775	472
		Certain asset impairment charges(d)	412	157
		Other(e)	65	7
		Total certain significant items -- pre-tax	2,069	1,208
		Income taxes(f)	(617)	(411)
		Total certain significant items -- net of tax	$1,452	$797

	(a)	Included in Restructuring charges and certain acquisition-related costs, primarily related to our cost-reduction and productivity initiatives.

	(b)

Primarily related to our cost-reduction and productivity initiatives. Included in Selling, informational and administrative expenses ($16 million) and Research and development expenses ($302 million) for the three months ended April 1, 2012. Included in Research and development expenses for the three months ended April 3, 2011.

	(c)

Included in Other deductions - net. In 2012, primarily relates to a $450 million charge in connection with an agreement-in-principle to settle a lawsuit by Brigham Young University related to Celebrex and charges for hormone-replacement therapy litigation. In 2011, primarily relates to charges for hormone-replacement therapy litigation.

	(d)

Included in Other deductions - net. In 2012, primarily relates to an in-process research and development (IPR&D) intangible asset compound targeting autoimmune diseases acquired as part of the acquisition of Wyeth, and certain other intangible asset impairments. In 2011, relates to an IPR&D intangible asset compound acquired as part of our acquisition of Wyeth.

	(e)

Included in Selling, informational and administrative expenses ($8 million) and Other deductions - net ($57 million) for the three months ended April 1, 2012. Included in Other deductions - net for the three months ended April 3, 2011.

	(f)	Included in Provision for taxes on income.

*	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

	PFIZER INC.
	REVENUES
	FIRST QUARTER 2012 and 2011
	(UNAUDITED)
	(millions of dollars)

		WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)

		2012	2011	% Change		2012	2011	% Change	2012	2011	% Change
				Total	Oper.			Total			Total	Oper.
	TOTAL REVENUES	$15,405	$16,502	(7%)	(6%)	$5,954	$7,024	(15%)	$9,451	$9,478	-	1%
	REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$13,065	$14,224	(8%)	(8%)	$5,185	$6,263	(17%)	$7,880	$7,961	(1%)	-
	Lipitor	1,395	2,385	(42%)	(42%)	383	1,305	(71%)	1,012	1,080	(6%)	(6%)
	Lyrica	955	826	16%	16%	395	364	9%	560	462	21%	22%
	Prevnar 13/Prevenar 13	941	996	(6%)	(5%)	554	651	(15%)	387	345	12%	15%
	Enbrel (Outside the U.S. and Canada)	899	870	3%	5%	-	-	-	899	870	3%	5%
	Celebrex	634	591	7%	7%	407	383	6%	227	208	9%	9%
	Viagra	496	470	6%	6%	268	238	13%	228	232	(2%)	-
	Norvasc	334	356	(6%)	(9%)	14	9	56%	320	347	(8%)	(10%)
	Zyvox	325	319	2%	2%	171	172	(1%)	154	147	5%	5%
	Sutent	300	276	9%	10%	86	69	25%	214	207	3%	6%
	Premarin family	261	235	11%	12%	237	213	11%	24	22	9%	17%
	Xalatan/Xalacom	227	392	(42%)	(42%)	11	136	(92%)	216	256	(16%)	(16%)
	Detrol/Detrol LA	195	225	(13%)	(13%)	123	141	(13%)	72	84	(14%)	(13%)
	Genotropin	195	209	(7%)	(7%)	41	46	(11%)	154	163	(6%)	(6%)
	BeneFIX	183	164	12%	12%	85	71	20%	98	93	5%	7%
	Geodon/Zeldox	181	232	(22%)	(22%)	143	194	(26%)	38	38	-	2%
	Vfend	178	195	(9%)	(8%)	25	46	(46%)	153	149	3%	3%
	Chantix/Champix	178	199	(11%)	(11%)	92	94	(2%)	86	105	(18%)	(19%)
	Pristiq	151	129	17%	17%	121	108	12%	30	21	43%	48%
	Prevnar/Prevenar (7-valent)	138	153	(10%)	(14%)	-	-	-	138	153	(10%)	(14%)
	Revatio	136	123	11%	10%	85	75	13%	51	48	6%	7%
	Medrol	134	121	11%	12%	38	34	12%	96	87	10%	13%
	Refacto AF/Xyntha	132	117	13%	14%	25	26	(4%)	107	91	18%	19%
	Zoloft	130	135	(4%)	(6%)	17	15	13%	113	120	(6%)	(8%)
	Effexor	129	204	(37%)	(36%)	41	100	(59%)	88	104	(15%)	(15%)
	Zosyn/Tazocin	128	179	(28%)	(28%)	64	107	(40%)	64	72	(11%)	(10%)
	Zithromax/Zmax	123	128	(4%)	(6%)	5	7	(29%)	118	121	(2%)	(4%)
	Aricept(b)	94	106	(11%)	(10%)	-	-	-	94	106	(11%)	(10%)
	Fragmin	91	91	-	2%	12	14	(14%)	79	77	3%	4%
	Relpax	85	80	6%	6%	51	47	9%	34	33	3%	3%
	Cardura	84	96	(13%)	(12%)	1	2	(50%)	83	94	(12%)	(12%)
	Rapamune	82	89	(8%)	(7%)	45	46	(2%)	37	43	(14%)	(10%)
	Tygacil	81	73	11%	12%	40	36	11%	41	37	11%	14%
	Xanax XR	68	76	(11%)	(8%)	14	14	-	54	62	(13%)	(9%)
	BMP2	67	93	(28%)	(27%)	67	88	(24%)	-	5	*	(97%)
	Caduet	65	142	(54%)	(55%)	9	81	(89%)	56	61	(8%)	(10%)
	EpiPen(c)	58	35	66%	69%	51	32	59%	7	3	133%	166%
	Neurontin	58	71	(18%)	(16%)	13	19	(32%)	45	52	(13%)	(11%)
	Sulperazon	58	55	5%	3%	-	-	-	58	55	5%	3%
	Diflucan	57	65	(12%)	(12%)	-	-	-	57	65	(12%)	(12%)
	Aromasin	56	114	(51%)	(51%)	4	38	(89%)	52	76	(32%)	(32%)
	Arthrotec	56	59	(5%)	(4%)	33	31	6%	23	28	(18%)	(14%)
	Unasyn	54	53	2%	1%	-	-	-	54	53	2%	1%
	Alliance Revenue(d)	836	884	(5%)	(6%)	580	553	5%	256	331	(23%)	(23%)
	All other biopharmaceutical products	2,037	1,813	12%	13%	834	658	27%	1,203	1,155	4%	5%
	All other established products(e)	1,563	1,400	12%	13%	634	490	29%	929	910	2%	4%
	REVENUES FROM OTHER PRODUCTS:
	ANIMAL HEALTH	$1,026	$982	4%	6%	$422	$382	10%	$604	$600	1%	3%
	CONSUMER HEALTHCARE	$735	$745	(1%)	(1%)	$326	$361	(10%)	$409	$384	7%	7%
	NUTRITION	$513	$470	9%	8%	-	-	-	$513	$470	9%	8%
	OTHER(f)	$66	$81	(19%)	(19%)	$21	$18	17%	$45	$63	(28%)	(29%)

*	Calculation not meaningful.
(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)	Represents direct sales under license agreement with Eisai Co., Ltd.
(c)

Legacy King product. King's results are included in our financial statements commencing from the acquisition date of January 31, 2011. Accordingly, the results for the quarter ended April 3, 2011 reflect approximately two months of King's U.S. operations and approximately one month of King's international operations.

(d)	Includes Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
(e)	All other established products is a subset of All other biopharmaceutical products.
(f)	Includes revenues generated primarily from Pfizer CentreSource.

Certain amounts and percentages may reflect rounding adjustments.

	PFIZER INC.
	REVENUES
	DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
	FIRST QUARTER 2012 and 2011
	(UNAUDITED)
	(millions of dollars)

		DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)

		2012	2011	% Change		2012	2011	% Change		2012	2011	% Change
				Total	Oper.			Total	Oper.			Total	Oper.
	TOTAL INTERNATIONAL REVENUES	$3,592	$3,884	(8%)	(6%)	$2,635	$2,546	3%	(1%)	$3,224	$3,048	6%	9%
	REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$3,207	$3,484	(8%)	(6%)	$2,374	$2,299	3%	(1%)	$2,299	$2,178	6%	9%
	Lipitor	519	574	(10%)	(8%)	282	285	(1%)	(5%)	211	221	(5%)	(5%)
	Lyrica	300	284	6%	8%	169	97	74%	67%	91	81	12%	17%
	Prevnar 13/ Prevenar 13	157	164	(4%)	(2%)	76	52	46%	47%	154	129	19%	24%
	Enbrel (Outside the U.S. and Canada)	550	537	2%	4%	155	140	11%	5%	194	193	1%	6%
	Celebrex	41	41	-	2%	107	96	11%	8%	79	71	11%	15%
	Viagra	87	99	(12%)	(11%)	51	53	(4%)	(4%)	90	80	13%	15%
	Norvasc	32	45	(29%)	(29%)	164	189	(13%)	(18%)	124	113	10%	9%
	Zyvox	72	71	1%	4%	37	34	9%	(3%)	45	42	7%	10%
	Sutent	105	108	(3%)	-	39	38	3%	-	70	61	15%	20%
	Premarin family	2	2	-	-	8	9	(11%)	14%	14	11	27%	36%
	Xalatan/Xalacom	93	124	(25%)	(23%)	79	85	(7%)	(12%)	44	47	(6%)	-
	Detrol/Detrol LA	34	39	(13%)	(13%)	24	31	(23%)	(26%)	14	14	-	14%
	Genotropin	76	86	(12%)	(9%)	52	50	4%	(4%)	26	27	(4%)	-
	BeneFIX	57	58	(2%)	-	32	28	14%	14%	9	7	29%	29%
	Geodon/Zeldox	15	19	(21%)	(21%)	5	5	-	-	18	14	29%	36%
	Vfend	67	70	(4%)	(3%)	36	36	-	(3%)	50	43	16%	19%
	Chantix/Champix	34	49	(31%)	(29%)	42	44	(5%)	(9%)	10	12	(17%)	(8%)
	Pristiq	-	-	-	-	18	14	29%	38%	12	7	71%	71%
	Prevnar/Prevenar (7-valent)	-	11	*	*	104	109	(5%)	(10%)	34	33	3%	3%
	Revatio	32	32	-	3%	12	10	20%	10%	7	6	17%	17%
	Medrol	24	24	-	-	10	13	(23%)	(17%)	62	50	24%	26%
	Refacto AF/Xyntha	87	83	5%	7%	11	8	38%	25%	9	-	*	*
	Zoloft	15	20	(25%)	(20%)	67	70	(4%)	(9%)	31	30	3%	7%
	Effexor	30	46	(35%)	(35%)	34	34	-	(3%)	24	24	-	4%
	Zosyn/Tazocin	13	17	(24%)	(18%)	4	4	-	-	47	51	(8%)	(6%)
	Zithromax/Zmax	17	23	(26%)	(26%)	52	50	4%	-	49	48	2%	2%
	Aricept(d)	45	53	(15%)	(13%)	40	38	5%	3%	9	15	(40%)	(33%)
	Fragmin	43	41	5%	7%	18	16	13%	6%	18	20	(10%)	(5%)
	Relpax	17	17	-	-	13	12	8%	-	4	4	-	-
	Cardura	25	32	(22%)	(22%)	34	38	(11%)	(16%)	24	24	-	4%
	Rapamune	12	15	(20%)	(20%)	4	4	-	-	21	24	(13%)	(8%)
	Tygacil	15	17	(12%)	(6%)	2	1	100%	-	24	19	26%	37%
	Xanax XR	22	27	(19%)	(15%)	11	13	(15%)	(17%)	21	22	(5%)	5%
	BMP2	-	5	*	*	-	-	-	-	-	-	-	-
	Caduet	3	4	(25%)	(25%)	37	44	(16%)	(20%)	16	13	23%	23%
	EpiPen(e)	-	-	-	-	7	3	133%	167%	-	-	-	-
	Neurontin	16	17	(6%)	(6%)	10	13	(23%)	(21%)	19	22	(14%)	(9%)
	Sulperazon	-	-	-	-	9	11	(18%)	(20%)	49	44	11%	9%
	Diflucan	17	18	(6%)	(6%)	9	11	(18%)	(18%)	31	36	(14%)	(14%)
	Aromasin	20	47	(57%)	(57%)	14	16	(13%)	(13%)	18	13	38%	38%
	Arthrotec	9	11	(18%)	(18%)	11	13	(15%)	(15%)	3	4	(25%)	(25%)
	Unasyn	9	9	-	-	18	19	(5%)	(10%)	27	25	8%	8%
	Alliance Revenue(f)	86	139	(38%)	(37%)	152	173	(12%)	(16%)	18	19	(5%)	5%
	All other biopharmaceutical products	409	406	1%	2%	315	290	9%	-	479	459	4%	11%
	All other established products(g)	271	284	(5%)	(3%)	245	246	-	(4%)	413	380	9%	14%
	REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$385	$400	(4%)	(2%)	$261	$247	6%	4%	$925	$870	6%	7%

*	Calculation not meaningful.
(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.
(d)	Represents direct sales under license agreement with Eisai Co., Ltd.
(e)

Legacy King product. King's results are included in our financial statements commencing from the acquisition date of January 31, 2011. Accordingly, the results for the quarter ended April 3, 2011 reflect approximately two months of King's U.S. operations and approximately one month of King's international operations.

(f)	Includes Enbrel (in Canada), Aricept, Exforge, Rebif and Spiriva.
(g)	All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
SUPPLEMENTAL INFORMATION

1. Change in Reported Cost of Sales

Reported cost of sales decreased 19% in first-quarter 2012, compared to the same period in 2011. The decrease is primarily due to lower purchase accounting adjustments in 2012, as well as savings associated with our cost-reduction and productivity initiatives, partially offset by a shift in geographic and business mix. In addition, first-quarter 2012 was favorably impacted by foreign exchange of 4%, while the first quarter of 2011 was unfavorably impacted by foreign exchange of 2%.

Reported cost of sales as a percentage of revenues decreased 3.1 percentage points to 19.3% in first-quarter 2012, compared to the same period in 2011, reflecting the aforementioned factors.

2. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses

Reported SI&A expenses decreased 8% in first-quarter 2012, compared to the same period in 2011, primarily due to savings generated in first-quarter 2012 from a reduction in the field force and a decrease in promotional spending, both partially in response to product losses of exclusivity, as well as by more streamlined corporate support functions. Foreign exchange did not have a significant impact on first-quarter 2012, while the first quarter of 2011 was unfavorably impacted by foreign exchange of 1%.

Reported R&D expenses decreased 1% in first-quarter 2012, compared to the same period in 2011, due to savings generated by the discontinuation of certain therapeutic areas and R&D programs in connection with our previously announced cost-reduction and productivity initiatives, partially offset by higher charges related to those initiatives. Foreign exchange did not have a significant impact on first-quarter 2012 and had a minimal impact on reported R&D expenses in first-quarter 2011.

3. Other Deductions – Net

($ in millions)	First-Quarter
	2012	2011
Interest income(a)	$(81)	$(105)
Interest expense(a)	390	458
Net interest expense	309	353
Royalty-related income	(97)	(171)
Net gains on asset disposals	(7)	(12)
Certain legal matters, net(b)	814	501
Certain asset impairment charges(c)	432	157
Other, net	206	(1)
Other deductions-net	$1,657	$827
(a)

Interest income decreased in 2012 due to lower interest rates earned on investments. Interest expense decreased in 2012 due to lower long- and short-term debt balances and the conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)

In 2012, primarily relates to a $450 million charge in connection with an agreement-in-principle to settle a lawsuit by Brigham Young University related to Celebrex and charges for hormone-replacement therapy litigation. In 2011, primarily relates to charges for hormone-replacement therapy litigation.

(c)

In 2012, primarily relates to an in-process research and development (IPR&D) intangible asset compound targeting autoimmune diseases acquired as part of our acquisition of Wyeth, and certain other intangible asset impairments. In 2011, relates to an IPR&D intangible asset compound acquired as part of our acquisition of Wyeth.

4. Effective Tax Rate

Reported

The effective tax rate on reported results was 29.4% in first-quarter 2012 compared with 28.7% in first-quarter 2011. The increase was primarily due to a change in the jurisdictional mix of earnings and the impact of the expiration of the U.S. research and development tax credit.

Adjusted

The effective tax rate on adjusted income(1) in first-quarter 2012 was 29.1% compared with 27.9% in first-quarter 2011. The increase was primarily due to the change in the jurisdictional mix of earnings and the impact of the expiration of the U.S. research and development tax credit.

5. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance(a)

	Full-Year 2012 Guidance
($ in billions, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$16.1 - $16.9	~$2.14 - $2.24
Purchase Accounting Impacts of Transactions Completed as of 4/1/12	(3.8)	(0.51)
Acquisition-Related Costs	(0.5 - 0.7)	(0.07 - 0.09)
Non-Acquisition-Related Restructuring Costs(c)	(1.8 - 2.0)	(0.23 - 0.26)
Other Certain Significant Items Incurred as of 4/1/12	(0.9)	(0.11)
Income from Discontinued Operations(d)	0.4	0.06
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance	~$9.1 - $10.3	~$1.23 - $1.38
(a)

The current exchange rates assumed in connection with the 2012 financial guidance are a blend of the actual exchange rates in effect during the first three months of 2012 and the mid-April 2012 exchange rates for the remainder of the year.

(b)

Includes revenues and expenses related to the Nutrition business as a discontinued operation, but does not include any gain on the pending sale of the Nutrition business. Does not assume the completion of any business-development transactions not completed as of April 1, 2012, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of April 30, 2012.

(c)

Includes amounts related to our initiatives to reduce R&D spending, including our realigned R&D footprint, and amounts related to other cost-reduction and productivity initiatives. These amounts are included in Certain Significant Items.

The changes in the amounts from the reconciliation in the Company’s 2011 Annual Report on Form 10-K are primarily due to the reclassification of costs from Acquisition-Related Costs to Non-Acquisition Related Restructuring Costs.
(d)	Income attributable to Pfizer’s Nutrition business.

_______________

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-K for the fiscal year ended December 31, 2011, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of May 1, 2012. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic review, capital allocation, and share-repurchase and dividend-rate plans that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast”, “goal”, “objective”, “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

  the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates;
  decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;
  the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;
  the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;
  the success of external business-development activities;
  competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;
  the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;
  the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

  the ability to successfully market both new and existing products domestically and internationally;
  difficulties or delays in manufacturing;
  trade buying patterns;
  the impact of existing and future legislation and regulatory provisions on product exclusivity;
  trends toward managed care and healthcare cost containment;
  the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;
  the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification, repeal or invalidation of any of the provisions thereof;
  U.S. legislation or regulatory action affecting, among other things: pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;
  legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries;
  the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;
  contingencies related to actual or alleged environmental contamination;
  claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;
  any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;
  legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

  our ability to protect our patents and other intellectual property, both domestically and internationally;
  interest rate and foreign currency exchange rate fluctuations;
  governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;
  any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;
  the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;
  any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;
  changes in U.S. generally accepted accounting principles;
  uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;
  any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas;
  growth in costs and expenses;
  changes in our product, segment and geographic mix;
  our ability and the ability of Nestlé to satisfy the conditions to closing the sale of our Nutrition business to Nestlé; and
  the impact of acquisitions, divestitures, restructurings, product recalls and withdrawals and other unusual items, including (i) our ability to realize the projected benefits of our acquisition of King Pharmaceuticals, Inc.; (ii) our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization; and (iii) the impact of the strategic alternative that we decide to pursue for our Animal Health business.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc.
Media
Joan Campion, 212-733-2798
or
Investors
Suzanne Harnett, 212-733-8009
Jennifer Davis, 212-733-0717